Exhibit 1.02

Conflict Minerals Report of TriMas Corporation

TriMas Corporation (“TriMas” or the “Company”) is filing this Conflict Minerals Report (“CMR”) for the reporting period January 1, 2013 to December 31, 2013 (the “Reporting Period”) as an exhibit to its Form SD (“Form SD”) pursuant to Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934. TriMas manufactures or contracts to manufacture “products” that may contain certain “conflict minerals” (as defined below) that are necessary to the functionality or production of such products. Form SD defines “conflict minerals” as: (i)(a) columbite-tantalite (or coltan, the metal ore from which tantalum is extracted), (b) cassiterite (the metal ore from which tin is extracted), (c) gold and (d) wolframite (the metal ore from which tungsten is extracted), or their derivatives; or (ii) any other mineral or its derivatives determined by the U.S. Secretary of State to be financing conflict in the Democratic Republic of the Congo or an adjoining country (collectively, the “Covered Countries”). The intent of this CMR is to describe TriMas’ RCOI (as described below) and due diligence process, as required by Form SD.

1.	Reasonable Country of Origin Inquiry Description

In accordance with Rule 13p-1 and Form SD, TriMas conducted a good faith reasonable country of origin inquiry (“RCOI”) regarding the conflict minerals included in its products during the Reporting Period to determine whether any of such conflict minerals originated in the Covered Countries and/or whether any of such conflict minerals may be from recycled or scrap sources.

To implement the RCOI, TriMas’ tier 1 suppliers were requested to provide information regarding the presence and sourcing of conflict minerals used in the products supplied to TriMas. Information was collected and stored using an online platform provided by a third party vendor, Source Intelligence.

Supplier engagement followed these steps:

•	An introduction email was sent to tier 1 suppliers describing the compliance requirements and requesting conflict minerals information;

•	Following the initial introduction email to the program and information request, at least three reminder emails were sent to each non-responsive supplier requesting survey completion; and

•	Suppliers who remained non-responsive to these email reminders were contacted by phone and offered assistance. This assistance included, but was not limited to, further information about TriMas’ conflict minerals compliance program, an explanation of why the information was being collected, a review of how the information would be used and clarification regarding how the information needed could be provided.

An escalation process was initiated with TriMas for suppliers who continued to be non-responsive after the above contacts were made. The program utilized the Electronic Industry Citizenship Coalition (“EICC”) and Global e-Sustainability Initiative (“GeSI”) Conflict Minerals Due Diligence Template (“EICC-GeSI Template”) for data collection.

Supplier responses were evaluated for plausibility, consistency, and gaps both in terms of which products were stated to contain or not contain necessary conflict minerals, as well as the origin of those materials. Additional supplier contacts were conducted to address issues including implausible statements regarding no presence of conflict minerals, incomplete data on EICC-GeSI Templates, responses that did not identify smelters or refiners, responses which indicated sourcing location without complete supporting information from the supply chain, and organizations that were identified as smelter or refiners, but not verified as such through further analysis and research.

A total of 844 suppliers were identified as in-scope for conflict minerals regulatory purposes and contacted as part of the RCOI process. The survey response rate among these suppliers was approximately 85%. Of these responding suppliers, approximately 20% responded “yes” as to having one or more of the conflict minerals metals as necessary to the functionality or production of the products that they supply to TriMas. The responding suppliers identified the smelters and countries of origin using the EICC-GeSI template. Supplier responses were reviewed by Source Intelligence and are listed in part 2 below.

2.	Diligence Results

TriMas manufactures products that may contain conflict minerals, such as adjustable ball mounts, Ajax parts, ATV accessories, brake controls, bumper hitches, compressor parts, sheet foil, steel-coils, locks, LED lamps, K6 parts and roof racks. Based on the RCOI and additional diligence measures described below, TriMas compiled the following list of verified smelters1 that provided certain of the conflict minerals included in TriMas’ products during the Reporting Period:

SOR / Facility Name

Dowa

Kojima Chemicals Co. Ltd

Materion

Matsuda Sangyo Co. Ltd

PAMP SA

Royal Canadian Mint

United Precious Metal Refining, Inc.

AngloGold Ashanti Mineração Ltda

Argor-Heraeus SA

Asahi Pretec Corporation

Chimet SpA

Heraeus Ltd Hong Kong

Heraeus Precious Metals GmbH & Co. KG

Ishifuku Metal Industry Co., Ltd.

Istanbul Gold Refinery

Johnson Matthey Inc

Johnson Matthey Limited

JX Nippon Mining & Metals Co., Ltd

LS-Nikko Copper Inc

Mitsubishi Materials Corporation

Mitsui Mining and Smelting Co., Ltd.

Nihon Material Co. LTD

Ohio Precious Metals LLC.

Rand Refinery (Pty) Ltd

SEMPSA Joyeria Plateria SA

Solar Applied Materials Technology Corp.

Sumitomo Metal Mining Co. Ltd.

Tanaka Kikinzoku Kogyo K.K.

Tokuriki Honten Co. Ltd

Umicore SA Business Unit Precious Metals Refining

Valcambi SA

Western Australian Mint trading as The Perth Mint

Allgemeine Gold- und Silberscheideanstalt A.G.

Kennecott Utah Copper LLC

Metalor Technologies (Hong Kong) Ltd

Metalor Technologies SA

Metalor USA Refining Corporation

Atasay Kuyumculuk Sanayi Ve Ticaret A.S.

Aurubis AG

FSE Novosibirsk Refinery

Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited

Nadir Metal Rafineri San. Ve Tic. A.Ş.

Zijin Mining Group Co. Ltd

PX Précinox SA

Aida Chemical Industries Co. Ltd.

Almalyk Mining and Metallurgical Complex (AMMC)

Asaka Riken Co Ltd

Bangko Sentral ng Pilipinas (Central Bank of the Philippines)

Boliden AB

Caridad

Cendres & Métaux SA

Central Bank of the DPR of Korea

Chugai Mining

Daejin Indus Co. Ltd

[1]	Verified smelters are those listed by the EICC.

DaeryongENC

Do Sung Corporation

Heimerle + Meule GmbH

Hwasung CJ Co. Ltd

Japan Mint

Jiangxi Copper Company Limited

JSC Ekaterinburg Non-Ferrous Metal Processing Plant

JSC Uralectromed

Kazzinc Ltd

Korea Metal Co. Ltd

Kyrgyzaltyn JSC

L’ azurde Company For Jewelry

Met-Mex Peñoles, S.A.

Moscow Special Alloys Processing Plant

Navoi Mining and Metallurgical Combinat

OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)

OJSC Kolyma Refinery

Prioksky Plant of Non-Ferrous Metals

PT Aneka Tambang (Persero) Tbk

Sabin Metal Corp.

SAMWON METALS Corp.

Schone Edelmetaal

Shandong Zhaojin Gold & Silver Refinery Co. Ltd

SOE Shyolkovsky Factory of Secondary Precious Metals

Suzhou Xingrui Noble

The Great Wall Gold and Silver Refinery of China

The Refinery of Shandong Gold Mining Co. Ltd

Torecom

Umicore Brasil Ltda

Yamamoto Precious Metal Co., Ltd.

Yokohama Metal Co Ltd

Zhongyuan Gold Smelter of Zhongjin Gold Corporation

Cookson

Geiju Non-Ferrous Metal Processing Co. Ltd.

Malaysia Smelting Corporation (MSC)

Mineração Taboca S.A.

Minsur

Mitsubishi Materials Corporation

OMSA

PT Bukit Timah

Thaisarco

White Solder Metalurgia

Yunnan Tin Company Limited

Mitsubishi Materials Corporation

CNMC (Guangxi) PGMA Co. Ltd.

Cooper Santa

CV Serumpun Sebalai

CV United Smelting

EM Vinto

Fenix Metals

Gejiu Zi-Li

Huichang Jinshunda Tin Co. Ltd

Jiangxi Nanshan

Kai Unita Trade Limited Liability Company

Linwu Xianggui Smelter Co

Liuzhou China Tin

Metallo Chimique

Minmetals Ganzhou Tin Co. Ltd.

Novosibirsk Integrated Tin Works

PT Artha Cipta Langgeng

PT Babel Inti Perkasa

PT Bangka Putra Karya

PT Belitung Industri Sejahtera

PT DS Jaya Abadi

PT Eunindo Usaha Mandiri

PT Mitra Stania Prima

PT Sariwiguna Binasentosa

PT Stanindo Inti Perkasa

PT Tambang Timah

PT Timah

PT Tinindo Inter Nusa

Yunnan Chengfeng

Fujian Jinxin Tungsten Co., Ltd.

Global Tungsten & Powders Corp

HC Starck GmbH

Tejing (Vietnam) Tungsten Co Ltd

Wolfram Bergbau und Hütten AG

Wolfram Company CJSC

Xiamen Tungsten Co Ltd

A.L.M.T. Corp.

ATI Tungsten Materials

Chaozhou Xianglu Tungsten Industry Co Ltd

China Minmetals Nonferrous Metals Co Ltd

Chongyi Zhangyuan Tungsten Co Ltd

Dayu Weiliang Tungsten Co., Ltd.

Ganzhou Grand Sea W & Mo Group Co Ltd

Hunan Chenzhou Mining Group Co

Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.

Japan New Metals Co Ltd

Jiangxi Rare Earth & Rare Metals Tungsten Group Corp

Jiangxi Tungsten Industry Group Co Ltd

Zhuzhou Cemented Carbide Group Co Ltd

Conghua Tantalum and Niobium Smeltry

Duoluoshan

Exotech Inc.

F&X

Global Advanced Metals

H.C. Starck GmbH

Hi-Temp

JiuJiang Tambre Co. Ltd.

Kemet Blue Powder

Mitsui Mining & Smelting

Ningxia Orient Tantalum Industry Co., Ltd.

Plansee

RFH

Solikamsk Metal Works

Taki Chemicals

Tantalite Resources

Telex

Ulba

Zhuzhou Cement Carbide

JiuJiang JinXin Nonferrous Metals Co. Ltd.

Countries of Origin for these smelters or refiners (“SORs”) are believed to include:

Argentina, Australia, Austria, Bolivia, Brazil, Canada, Chile, China, DRC- Congo (Kinshasa), Ethiopia, Ghana, Guinea, Indonesia, Japan, Kazakhstan, Kyrgyzstan, Laos, Malaysia, Mali, Mexico, Mongolia, Mozambique, Namibia, Nigeria, Papua New Guinea, Peru, Philippines, Portugal, Russia, Rwanda, South Africa, South Korea, Spain, Taiwan, Tajikistan, Tanzania, Thailand, United Kingdom, United States, Uzbekistan.

3.	Product Determination

For the Reporting Period, TriMas does not have sufficient information from suppliers or other sources to conclude whether the necessary conflict minerals included in its products listed below originated in the Covered Countries and, if so, whether the necessary conflict minerals were from recycled or scrap sources.

Product Category

4 Way Connect/Harness

5th Wheel

5th Wheel Accessories

5th Wheel Rail Kits

5th Wheel Service Parts

A42/A62 Parts

A90 Engines

Adjustable Ball Mounts

Ajax Parts

Al Ramps

ATV Accessories

Ball Mounts

Ball MTS Purchased

Bike Accessories

Bike Carriers

Brake Controls

Breakaway Kits

BRK timed

Bumper Hitches

Caps – Longview

Cargo Carrier Parts

Cargo Carriers

Cargo Securing

Cartons/Cards

CAT Parts

Chempump Parts

Chempumps

Class I Drawbars

Class II Drawbars

Class III Ball Mounts

Class IV Heavy Duty Ball

Climax Parts

Compressor Packaging

Compressor Parts

Converters / OE Harness

Customer Owned Components

Customer Owned Components - Longview

Drawings/Schematics

Elec. Backup Devices

Elect - Installation Par

Elect BRK SER PTS

Elect Harness and Connector

Electrical Wiring

Electronics

Fabricated Parts

FG Components-Elect

Floor Stock

Gas Compression Engine

Gas Product Parts

Gas Products

HAG/Gooseneck VA/VE Parts

Hardware

HD Couplers

Hitch Installation Tools

Intermediate Parts

J-Pin

K6 Parts

Labels

LED Lamps

Light Kits

Lighting

LK Parts

Locks

Luggage Carriers

Manufactured Parts REY

Modular Harness

Neck Rings - Longview

Oil Field Engines

Outside Packaged Goods

Packaged Balls

Piggybacks/Quick Connect

Pins & Clips

Pintle Hooks

Purch Components For Manufacturing Item

Raw Material

Reman Engines

Reynosa Wire Cuts

Roof Racks

Round Ag Jacks

Safety Chains and Links

Securing

Sheet-Foil

Steel

Steel - Billets

Steel - Coil

Steel - Tubes

Titan Accessories

Towbar Parts

TOY LOC

Trailer Lighting

Trailer Parts

Tube/Ball Covers

Tungsten Rings

Twin Disc

Valves – Longview

VHP Parts

VR Parts

Weldments

Wire

4.	Design of Due Diligence Measures

Based on the RCOI, TriMas’ due diligence process is based on the Organization for Economic Cooperation and Development’s (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and accompanying Supplements2. It is important to note that the OECD Guidance was written for both upstream3 and downstream4 companies in the supply chain. Because TriMas is a downstream company in the supply chain, TriMas’ due diligence practices were tailored accordingly. Due diligence measures undertaken by TriMas included the following:

[2]	OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Supplement on Tin, Tantalum and Tungsten and Supplement on Gold, 2013; http://www.oecd.org/daf/inv/mne/GuidanceEdition2.pdf.
[3]	Upstream companies refer to those between the mine and SOR. As such, the companies typically include miners, local traders, or exporters from the country of mineral origin, international concentrate traders and SORs.
[4]	Downstream companies refer to those entities between the SOR and retailer. As such, the companies typically include metal traders and exchanges, component manufacturers, product manufacturers, original equipment manufacturers (OEMs) and retailers.

a.	Adopt A Conflict Minerals Policy

On August 3, 2012, TriMas’ Senior Management Compliance Committee (the “SMCC”) formed a broad, interdisciplinary and cross-functional committee, which we refer to as the Conflict Minerals Compliance Committee (“CMCC”), comprised of individuals representing multiple TriMas departments and business units to oversee and drive conflict minerals compliance. The CMCC was charged with establishing a conflict minerals policy applicable to TriMas’ suppliers. The SMCC approved and recommended the adoption of the policy to the Audit Committee of TriMas’ Board of Directors, which policy was subsequently adopted. The Company’s conflict minerals policy is publicly available at www.trimascorp.com/supplier.htm and states:

TriMas Corporation and its subsidiary companies (collectively, “TriMas”) are determined to partner with suppliers who share our commitment to responsible sourcing and our values around human rights, ethics and environmental responsibility. Our responsible sourcing efforts include supplier acknowledgment of the TriMas Social Compliance Policy, which may be viewed at www.trimascorp.com/supplier.htm.

TriMas’ commitment to responsible sourcing also includes support of the goals and objectives of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Section 1502 and related regulations (the “Act”), which aims to prevent the use of conflict minerals that directly or indirectly finance or benefit armed groups in The Democratic Republic of the Congo or an adjoining country defined in the Act and related regulations (collectively, “DRC”). Conflict Minerals include columbite-tantalite (coltan) (i.e. tantalum), cassiterite (i.e. tin), gold, wolframite (i.e. tungsten) or their derivatives and could expand to include other minerals determined by the United States to be financing the DRC conflict. TriMas will strive to conduct diligence with respect to the sourcing of Conflict Minerals and will comply with reporting obligations required by the Act.

To the extent required by the Act, TriMas will seek from its suppliers information related to the country of origin of any Conflict Minerals that are contained in materials, parts and/or products provided to TriMas for manufacture and/or sale of products to our customers. TriMas will request suppliers who supply TriMas with materials containing Conflict Minerals to procure these materials from a validated supply chain. TriMas may rely on efforts by third party organizations and third party assessments to enhance TriMas’ efforts in furtherance of this policy.

b.	Assemble An Internal Team To Support Supply Chain Due Diligence

TriMas has established an internal team to manage the conflict minerals engagement with its suppliers. The team is comprised of individuals representing multiple TriMas departments and business units, domestic and international, sponsored by the CMCC and the SMCC. TriMas’ team of subject matter experts is responsible for reaching out to the Company’s supplier base along with Source Intelligence to collect information regarding the presence and sourcing of conflict minerals in the products supplied to TriMas.

c.	Establish A System Of Controls And Transparency Over The Conflict Minerals Supply Chain

To provide better transparency within TriMas’ conflict minerals supply chain and to facilitate communication of policies and expectations, TriMas engaged with a third-party information management service provider (Source Intelligence) to complement internal management processes. The Source Intelligence on-line system is used to identify suppliers in TriMas’ supply chain and the relationships between them (e.g., Tier 1, Tier 2, etc.), collect, store and review information on conflict minerals sourcing practices, track information on SORs, and flag risks based on SOR sourcing practices. This system is designed to allow collection and housing of data on supply chain circumstances, which can be updated to reflect changing realities within the supply chain, such as new customer-supplier relationships and new products.

TriMas also teamed with Source Intelligence to engage with suppliers as part of its conflict minerals management system. Engagement consisted of multiple communication outreaches through email and phone to educate suppliers on the Company’s expectations for sourcing and conflict minerals policy, and the requirements of Rule 13p-1 and Form SD. Suppliers were provided various avenues to obtain additional information and guidance regarding TriMas’ conflict minerals compliance program, including an on-line supplier education portal (http://www.sourceintelligence.com/supplier/), and contact email addresses and telephone numbers for obtaining answers to questions and/or guidance on completing the information request.

d.	Implement Internal Measures Taken To Strengthen Company Engagement With Suppliers

TriMas has undertaken the task of increasing its supply chain transparency and identifying risks within its supply chain. TriMas is committed to conducting business in a socially responsible manner and is determined to partner with suppliers who are similarly committed. TriMas’ Social Compliance Policy requires that suppliers comply with various contract provisions, legal requirements and industrial standards under local, regional and national laws and regulations of the countries in which the suppliers conduct business. TriMas engages in quality assessments with its suppliers on an annual basis. Through this process, TriMas is able to remain engaged with its supply base from a quality and compliance perspective.

e.	Design And Implement A Strategy To Respond To Supply Chain Risks

The Source Intelligence system used by TriMas includes an online platform for storing and managing conflict minerals information. This system is updated in real time as information about and from TriMas’ mineral supply chain is gained. By participating in this system, which contains information from beyond only the Company’s supply chains, TriMas can benefit from additional intelligence, which creates a more comprehensive and robust risk assessment. TriMas has access to the data platform and is able to report to the SMCC on the current situations. The Audit Committee is also given quarterly updates on efforts and progress surrounding conflict minerals.

Through its Social Compliance Policy and Conflict Minerals Policy, TriMas informs its suppliers about the Company’s commitment to responsible sourcing and its values related to human rights, ethics and environmental responsibility, including concerns about providing revenue to armed groups within the Covered Countries. TriMas is committed to implementing its policy of encouraging the supply chain to provide materials containing conflict minerals from a validated supply chain.

f.	Report Annually on Supply Chain Due Diligence

The Form SD and this CMR are publicly available at www.trimascorp.com and meet the OECD recommendation to report annually on supply chain due diligence.

5.	Steps to Improve Due Diligence

TriMas will endeavor to continuously improve upon its supply chain due diligence efforts via the following measures:

•	Continue to assess the presence of conflict minerals in its supply chain;

•	Clearly communicate expectations with regard to supplier performance, transparency and sourcing;

•	Increase the response rate for RCOI process;

•	Continue to compare RCOI results to information collected via independent conflict free smelter validation programs such as the EICC/GeSI Conflict Free Smelter program; and

•	Contact smelters identified as a result of the RCOI process and request their participation in obtaining a “conflict free” designation from an industry program such as the EICC/GeSI Conflict Free Smelter program.